Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Interim CFO, 714-438-2500	Robert Sjogren, EVP & General Counsel , 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter and Year to Date 2014 Operating Results
COSTA MESA, Calif., July 25, 2014 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the three months ended June 30, 2014. For the second quarter of 2014, the Company reported net income of $4 thousand, or $0.00 per share. This compares with net income of $451 thousand, or $0.02 per share, in the first quarter of 2014, and a net loss of $3.1 million, or $(0.17) per share, in the second quarter of 2013. The decline in earnings as compared to the first quarter of 2014 is primarily attributable to an increase in the provision for loan and lease losses, a decline in net interest income, and a smaller contribution from discontinued operations during the quarter, partially offset by a decrease in noninterest expense.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “We had a very strong quarter of business development with annualized loan growth of 15%. Our loan growth for the first half of the year was driven by more than 20% annualized growth in both commercial loans and owner-occupied commercial real estate loans and reflects our continued efforts and progress in developing a robust commercial banking platform.  We also continue to build a productive small business administration (“SBA”) lending group and it is providing a consistent source of gain-on-sale income. We expect to see an increasing level of deposit inflow from our new commercial relationships and an increase should drive improvement in our deposit mix and reduce our cost of funds.  We continue to have a strong loan pipeline which we expect will drive balance sheet growth and steady improvement in our level of profitability over the second half of 2014. Substantial progress in resolving nonperforming assets and other cost containment efforts have resulted in reduced noninterest expenses that will continue to enhance profitability.”

Results of Operations
The following table shows our operating results for the three and six months ended June 30, 2014, as compared to the three months ended March 31, 2014 and the three and six months ended June 30, 2013. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013
	($ in thousands)
Total interest income	$9,134	$9,287	$8,728	$18,421	$17,478
Total interest expense	1,508	1,443	1,357	2,951	2,945
Net interest income	7,626	7,844	7,371	15,470	14,533
Provision for loan and lease losses	600	450	—	1,050	1,150
Total noninterest income (loss)	1,209	1,294	(274)	2,503	171
Total noninterest expense	9,003	9,421	9,721	18,424	19,999
Income tax provision (benefit)	—	—	—	—	(1,340)
Net loss from continuing operations	(768)	(733)	(2,624)	(1,501)	(5,105)
Net income (loss) from discontinued operations	772	1,184	(518)	1,956	(1,206)
Net income (loss)	$4	$451	$(3,142)	$455	$(6,311)
Net Interest Income
Q2 2014 vs Q1 2014. Net interest income decreased $218 thousand, or 2.8%, for the three months ended June 30, 2014 as compared to the three months ended March 31, 2014, primarily as a result of:

•
A decrease in interest income of $153 thousand, or 1.6%, primarily attributable to a decrease in interest earned on loans as a result of a slightly lower yield for the three months ended June 30, 2014 as compared to the three months ended March 31, 2014. This decrease was partially offset by a higher average loan balance during the three months ended June 30, 2014 as compared to the three months ended March 31, 2014; and

•
An increase in interest expense of $65 thousand, or 4.5%, due to an increase in the volume of certificates of deposit, partially offset by a decrease in the rates of interest paid on certificates of deposit.

Our net interest margin declined to 3.09% for the three months ended June 30, 2014 from 3.26% for the three months ended March 31, 2014, primarily attributable to a decrease in our average yield on interest earning assets to 3.70% for the three months ended June 30, 2014 from 3.86% for the three months ended March 31, 2014. Also contributing to the decline in our net interest margin was an increase in our cost of funds to 0.85% for the three months ended June 30, 2014 from 0.82% for the three months ended March 31, 2014.
Q2 2014 vs Q2 2013. Net interest income increased $255 thousand, or 3.5%, for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013, primarily as a result of the increase in interest income, partially offset by the increase in interest expenses, as described below:

•
The increase in interest income of $406 thousand, or 4.7%, was primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended June 30, 2014 as compared to the three months ended June 30, 2013, partially offset by a decrease in the yield on loans; and

•
The increase in interest expense of $151 thousand, or 11.1%, was due primarily to an increase in the volume of certificates of deposit partially offset by a decrease in the rates of interest paid on certificates of deposit.

YTD 2014 vs YTD 2013. Net interest income increased $937 thousand, or 6.4%, for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, primarily as a result of an increase in interest income of $943 thousand, or 5.4%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the six months ended June 30, 2014 as compared to the six months ended June 30, 2013.
Provision for Loan and Lease Losses
Q2 2014 vs Q1 2014. The provision for loan and lease losses increased $150 thousand, or 33.3%, for the three months ended June 30, 2014 as compared to the three months ended March 31, 2014, primarily as a result of an increase in loan balances by $28.0 million during the second quarter of 2014 compared to $1.8 million in the first quarter of 2014. In addition, we had net recoveries of $40 thousand for the three months ended June 30, 2014 versus net recoveries of $132 thousand for the three months ended March 31, 2014.
Q2 2014 vs Q2 2013. The provision for loan and lease losses increased $600 thousand, or 100.0%, for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013, primarily as a result of an increase in loan balances by $28.0 million for the three months ended June 30, 2014 compared to $14.3 million for the three months ended June 30, 2013.
YTD 2014 vs YTD 2013. The provision for loan and lease losses decreased $100 thousand, or 8.7%, for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, primarily as a result of net recoveries of $172 thousand for the six months ended June 30, 2014, along with increased loan balances of $29.8 million in the first half of 2014 compared to net charge-offs of $908 thousand during the six months ended June 30, 2013 and a decrease in loan balances of $1.4 million for the same period.
Noninterest Income
Q2 2014 vs Q1 2014. Noninterest income decreased $85 thousand, or 6.6%, for the three months June 30, 2014 as compared to the three months ended March 31, 2014, primarily as a result of a $212 thousand, or 30.9%, decrease in net gain on sale of SBA loans.
Q2 2014 vs Q2 2013. Noninterest income increased by $1.5 million for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013 primarily as a result of:

•	A $474 thousand increase in net gain on sale of SBA loans;

•	A $224 thousand increase in income from real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”); and

•	No sales of loans in the current period as compared to a net loss on the sale of loans of $576 thousand for the three months ended June 30, 2013.
YTD 2014 vs YTD 2013. Noninterest income increased $2.3 million, or 1,363.7%, for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, primarily as a result of:

•	An increase of $1.2 million in net gain on sale of SBA loans;

•	An increase of $273 thousand in income from OREO; and

•	No sales of loans in the current period as compared to a net loss on the sale of loans of $485 thousand for the six months ended June 30, 2013.
Noninterest Expense
Q2 2014 vs Q1 2014. Noninterest expense decreased $418 thousand, or 4.4%, for the three months ended June 30, 2014 as compared to the three months ended March 31, 2014, primarily as a result of:

•
A decrease of $323 thousand in carrying costs and other expenses incurred in connection with OREO as a result of higher expenses during the first quarter of 2014 due to a write down taken on one OREO property; and

•
A decrease of $184 thousand in salaries and employee benefits primarily related to a partial refund received in the second quarter for health care insurance costs charged in the first quarter; partially offset by

•	An increase of $175 thousand in our legal expenses as a result of a settlement of a legal dispute in the second quarter of 2014.

Q2 2014 vs Q2 2013. Noninterest expense decreased $718 thousand, or 7.4%, for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013, as a result of:

•	A decrease of $707 thousand in OREO expenses attributable to the reduction in OREO properties during the previous 12-month period; and

•
A decrease of $355 thousand in professional fees related to decreased legal expenses due to the resolution of certain lawsuits and other disputes and a decline in nonperforming loans; partially offset by

•
An increase of $270 thousand in salaries and employee benefits related to the hiring of key employees during 2013, increases in health care insurance costs, and increases in workers' compensation premiums.

YTD 2014 vs YTD 2013. Noninterest expense decreased $1.6 million, or 7.9%, for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, primarily as a result of:

•	A decrease of $2.0 million in OREO expenses attributable to the reduction in OREO properties during the previous 12-month period; and

•
A decrease of $1.1 million in professional fees related to decreased legal expenses due to the resolution of certain lawsuits and other disputes and a decline in nonperforming loans; partially offset by

•
An increase of $1.5 million in salaries and employee benefits related to the hiring of key employees during 2013, increases in health care insurance costs, and increases in workers' compensation premiums.

Income tax provision (benefit)
For each of the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, we recorded no income tax provision. We had no income tax provision for the first and second quarters of 2014 as a result of the utilization of a net operating loss (“NOL”) credit against our taxable income in the current year. We had no income tax provision for the second quarter of 2013 as we had a pre-tax loss of $2.6 million.
We had no income tax provision for the six months ended June 30, 2014 as a result of the utilization of the NOL credit against our taxable income in the current year. The tax benefit of $1.3 million for the six months ended June 30, 2013 was primarily related to the release of the remainder of a valuation allowance in the first quarter of 2013, which we had established against our deferred tax assets by means of non-cash charges to the provision for income taxes prior to 2013.
Discontinued operations
For the three months ended June 30, 2014 and March 31, 2014, we had net income related to our discontinued operations of $772 thousand and $1.2 million, respectively, as compared to a net loss from discontinued operations of $518 thousand for the three months ended June 30, 2013. The net income from discontinued operations for the three months ended June 30, 2014 was primarily attributable to a partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights in April 2014. The net income from discontinued operations for the three months ended March 31, 2014 was primarily the result of an increase in the fair value of our mortgage servicing rights. The net loss from discontinued operations for the three months ended June 30, 2013 primarily related to higher expenses than incoming revenues related to the mortgage banking division.
For the six months ended June 30, 2014, we had net income related to our discontinued operations of $2.0 million as compared to a net loss of $1.2 million for the six months ended June 30, 2013. The net income from discontinued operations for the six months ended June 30, 2014 was attributable to the gain on the sale of the mortgage servicing rights in connection with the closure of our mortgage banking business, and the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights. The net loss from discontinued operations for the six months ended June 30, 2013 primarily related to higher expenses than incoming revenues related to our former mortgage banking business.
Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2014 gross loans totaled approximately $806.6 million, which represented an increase of $28.0 million, or 3.6%, from gross loans outstanding at March 31, 2014, and an increase of $29.8 million, or 3.8%, from the gross loans outstanding at December 31, 2013. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2014, March 31, 2014 and December 31, 2013.

	June 30, 2014		March 31, 2014		December 31, 2013
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	253,442	31.4%	229,259	29.4%	226,450	29.2%
Commercial real estate loans - owner occupied	191,143	23.7%	170,322	21.9%	174,221	22.4%
Commercial real estate loans - all other	178,562	22.1%	182,632	23.5%	177,884	22.9%
Residential mortgage loans - multi-family	94,405	11.7%	95,959	12.3%	96,565	12.4%
Residential mortgage loans - single family	72,919	9.0%	74,342	9.5%	75,660	9.7%
Land development loans	9,966	1.2%	18,265	2.3%	18,458	2.4%
Consumer loans	6,210	0.8%	7,856	1.0%	7,599	1.0%
Gross loans	806,647	100.0%	778,635	100.0%	776,837	100.0%

Deposits

	June 30, 2014	March 31, 2014	December 31, 2013
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$193,499	$196,707	$203,942
Interest-bearing checking accounts	34,007	33,223	50,248
Money market and savings deposits	141,937	163,585	147,366
Certificates of deposit	449,851	455,531	378,669
Totals	$819,294	$849,046	$780,225
The decrease in our total deposits from March 31, 2014 to June 30, 2014 is primarily attributable to customers withdrawing funds to pay their tax payments, which they had built up in the previous quarter. As a result, our lower priced core deposits decreased to 45%, and higher priced time deposits increased to 55%, of total deposits at June 30, 2014, as compared to 46% and 54% of total deposits, respectively, at March 31, 2014.
The increase in certificates of deposit from December 31, 2013 was primarily the result of our decision to increase our deposit base and improve our loan-to-deposit ratio. Due primarily to that decision and the resulting increase in certificates of deposit, lower priced core deposits decreased to 45%, and higher priced time deposits increased to 55%, of total deposits at June 30, 2014, as compared to 51% and 49%, respectively, at December 31, 2013.
Asset Quality
Nonperforming Assets

	2014		2013
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Total non-performing loans	$11,645	$8,036	$11,526	$11,854	$8,725
Other real estate owned	16,072	15,784	12,292	15,787	17,331
Other non-performing assets	—	1,619	1,312	781	775
Total non-performing assets	$27,717	$25,439	$25,130	$28,422	$26,831
90-day past due loans	$3,764	$4,309	$4,309	$3,519	$2,873
Allowance for loan and lease losses	$12,580	$11,358	$11,358	$10,795	$11,123
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.56%	1.53%	1.46%	1.45%	1.53%
Allowance for loan and lease losses /total assets	1.24%	1.13%	1.14%	1.16%	1.17%
Ratio of allowance for loan and lease losses to nonperforming loans	108.03%	148.58%	98.54%	91.07%	127.48%
Ratio of nonperforming assets to total assets	2.74%	2.41%	2.52%	3.06%	2.82%
Net quarterly charge-offs to gross loans	—%	(0.02)%	0.36%	0.04%	(0.01)%
Nonperforming assets at June 30, 2014 increased $2.3 million from March 31, 2014 as a result of a $3.6 million increase in non-performing loans, partially offset by a decrease of $1.6 million in other non-performing assets in the second quarter of 2014. Non-performing loans increased to $11.6 million at June 30, 2014 from $8.0 million at March 31, 2014, which was primarily attributable to a $2.7 million loan relationship moved to non-accrual status, which consists of a $947 thousand commercial loan and $1.8 million in commercial real estate loans. The decrease in other non-performing assets at June 30, 2014 compared to March 31, 2014 relates to one investment security moving to accrual status.

Allowance for loan and lease losses

	2014		2013
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Balance at beginning of quarter	$11,940	$11,358	$10,795	$11,123	$11,018
Charge offs	(168)	(210)	(2,982)	(558)	(1,433)
Recoveries	208	342	190	230	1,538
Provision	600	450	3,355	—	—
Balance at end of quarter	$12,580	$11,940	$11,358	$10,795	$11,123
At June 30, 2014, the allowance for loan and lease losses (“ALLL”) totaled $12.6 million, which was approximately $640 thousand more than at March 31, 2014 and $1.5 million more than at June 30, 2013. The ALLL activity during the six months ended June 30, 2014 included net recoveries of $172 thousand, combined with a $600 thousand provision that we made for possible loan and lease losses. The ratio of the ALLL-to-total loans outstanding as of June 30, 2014 was 1.56% as compared to 1.53% as of both March 31, 2014 and June 30, 2013.
Capital Resources
At June 30, 2014, we had total regulatory capital on a consolidated basis of approximately $139.8 million, and Pacific Mercantile Bank (the “Bank”), our wholly owned banking subsidiary, had total regulatory capital of approximately $119.8 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.9% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at June 30, 2014, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2014		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$139,842	17.1%	N/A	N/A
Bank	119,796	14.9%	$80,661	At least 10.0
Tier 1 Capital to Risk Weighted Assets:
Company	$129,559	15.8%	N/A	N/A
Bank	109,675	13.6%	$48,397	At least 6.0
Tier 1 Capital to Average Assets:
Company	$129,559	12.6%	N/A	N/A
Bank	109,675	10.8%	$50,826	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the written agreement (the “FRBSF Agreement”) with the Federal Reserve Bank of San Francisco (the “FRBSF”) will have on our business and results of operations because, among other things, that Agreement imposes restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRBSF or if we are unable to meet the requirements of the FRBSF Agreement; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform and a productive SBA lending group may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which are on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2014 that we intend to file with the SEC on August 8, 2014, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	Jun '14 vs Mar '14 % Change	Jun '14 vs Jun '13 % Change	June 30, 2014	June 30, 2013	% Change
Total interest income	9,134	9,287	8,728	(1.6)%	4.7%	18,421	17,478	5.4%
Total interest expense	1,508	1,443	1,357	4.5%	11.1%	2,951	2,945	0.2%
Net interest income	7,626	7,844	7,371	(2.8)%	3.5%	15,470	14,533	6.4%
Provision for loan and lease losses	600	450	—	33.3%	100.0%	1,050	1,150	(8.7)%
Net interest income after provision for loan losses	7,026	7,394	7,371	(5.0)%	(4.7)%	14,420	13,383	7.7%
Non-interest income:
Service fees on deposits and other banking services	218	208	196	4.8%	11.2%	426	392	8.7%
Net gains on sales of securities available for sale	—	—	—	—%	—%	—	23	(100.0)%
Net gain on sale of small business administration loans	474	686	—	(30.9)%	100.0%	1,160	—	100.0%
Net (losses)/gains on OREO	—	—	—	—%	—%	—	(9)	(100.0)%
Income from other real estate owned	225	—	1	100.0%	22,400.0%	341	68	401.5%
Other non-interest income (loss)	292	400	(471)	(27.0)%	(162.0)%	576	(303)	(290.1)%
Total non-interest income	1,209	1,294	(274)	(6.6)%	(541.2)%	2,503	171	1,363.7%
Non-interest expense:
Salaries & employee benefits	5,420	5,604	5,150	(3.3)%	5.2%	11,023	9,516	15.8%
Occupancy and equipment	973	958	989	1.6%	(1.6)%	1,930	1,904	1.4%
Professional Fees	490	574	845	(14.6)%	(42.0)%	1,064	2,211	(51.9)%
OREO expenses	538	861	1,245	(37.5)%	(56.8)%	1,398	3,362	(58.4)%
FDIC Expense	359	293	547	22.5%	(34.4)%	653	1,092	(40.2)%
Other non-interest expense	1,223	1,131	945	8.1%	29.4%	2,356	1,914	23.1%
Total non-interest expense	9,003	9,421	9,721	(4.4)%	(7.4)%	18,424	19,999	(7.9)%
Loss from continuing operations before income taxes	(768)	(733)	(2,624)	4.8%	(70.7)%	(1,501)	(6,445)	(76.7)%
Income tax provision (benefit)	—	—	—	—%	—%	—	(1,340)	(100.0)%
Net loss from continuing operations	(768)	(733)	(2,624)	4.8%	(70.7)%	(1,501)	(5,105)	(70.6)%
Discontinued Operations
Income (loss) from discontinued operations before income taxes	772	1,184	(518)	(34.8)%	(249.0)%	1,956	(1,645)	(218.9)%
Income tax (benefit) provision	—	—	—	—%	—%	—	(439)	(100.0)%
Net income (loss) from discontinued operations	772	1,184	(518)	(34.8)%	(249.0)%	1,956	(1,206)	(262.2)%
Net income (loss)	4	451	(3,142)	(99.1)%	(100.1)%	455	(6,311)	(107.2)%
Accumulated declared dividends on preferred stock	—	—	—	—%	—%	—	—	—%
Accumulated undeclared dividends on preferred stock	(308)	(296)	(262)	4.1%	17.6%	(604)	(524)	15.3%
Net income (loss) allocable to common shareholders	(304)	155	(3,404)	(296.1)%	(91.1)%	(149)	(6,835)	(97.8)%
Basic (loss) income per common share:
Net loss from continuing operations	$(0.06)	$(0.05)	$(0.15)	20.0%	(60.0)%	$(0.11)	$(0.32)	(65.6)%
Net income (loss) available to common shareholders	$(0.02)	$0.01	$(0.18)	(300.0)%	(88.9)%	$(0.01)	$(0.38)	(97.4)%
Diluted (loss) income per common share:
Net loss from continuing operations	$(0.06)	$(0.05)	$(0.15)	20.0%	(60.0)%	$(0.11)	$(0.32)	(65.6)%
Net income (loss) available to common shareholders	$(0.02)	$0.01	$(0.18)	(300.0)%	(88.9)%	$(0.01)	$(0.38)	(97.4)%
Weighted average number of common shares outstanding:
Basic	19,074	19,146	18,906	(0.4)%	0.9%	19,037	17,825	6.8%
Diluted	19,074	19,146	18,906	(0.4)%	0.9%	19,037	17,825	6.8%
Ratios from continuing operations(1):
Return on average assets	(0.07)%	(0.07)%	(0.27)%			(0.15)%	(0.52)%
Return on average equity	(0.66)%	(0.64)%	(2.21)%			(1.29)%	(4.24)%
Efficiency ratio	101.90%	103.10%	136.97%			102.51%	136.01%
____________________

(1)	Ratios and net interest margin for the three and six months ended June 30, 2014, March 31, 2014 and June 30, 2013 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2014	December 31, 2013	Increase/(Decrease)

Cash and due from banks	$14,301	$13,489	6.0%
Interest bearing deposits with financial institutions(1)	90,441	93,451	(3.2)%
Interest bearing time deposits	2,923	2,423	20.6%
Investment securities (including stock)	70,786	74,520	(5.0)%
Loans (net of allowances of $12,580 and $11,358, respectively)	793,820	765,426	3.7%
Other real estate owned	16,072	12,291	30.8%
Net deferred tax assets	6,858	7,553	(9.2)%
Assets of discontinued operations	1,297	12,189	(89.4)%
Other assets	15,502	15,241	1.7%
Total Assets	$1,012,000	$996,583	1.5%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$193,499	$203,942	(5.1)%
Interest bearing deposits
Interest checking	34,007	50,248	(32.3)%
Savings/money market	141,937	147,366	(3.7)%
Certificates of deposit	449,851	378,669	18.8%
Total interest bearing deposits	625,795	576,283	8.6%
Total deposits	819,294	780,225	5.0%
Other borrowings	47,500	70,000	(32.1)%
Liabilities of discontinued operations	1,644	3,313	(50.4)%
Other liabilities	8,515	10,360	(17.8)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	894,480	881,425	1.5%
Shareholders’ equity	117,520	115,158	2.1%
Total Liabilities and Shareholders’ Equity	$1,012,000	$996,583	1.5%
Tangible book value per share	$5.52	$5.47	0.9%
Tangible book value per share, as adjusted(2)	$5.52	$5.50	0.4%
Shares outstanding	$19,264,691	$19,135,169	0.7%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$130,146	$79	0.24%	$122,321	$77	0.26%	$120,012	$75	0.25%
Securities available for sale and stock(2)	71,928	403	2.25%	73,736	417	2.29%	83,375	387	1.86%
Loans(3)	787,882	8,652	4.40%	779,165	8,793	4.58%	712,525	8,266	4.65%
Total interest-earning assets	989,956	9,134	3.70%	975,222	9,287	3.86%	915,912	8,728	3.82%
Interest-bearing liabilities:
Interest-bearing checking accounts	$35,457	$25	0.28%	$33,898	$24	0.29%	$32,735	$22	0.27%
Money market and savings accounts	154,591	119	0.31%	163,034	130	0.32%	160,124	151	0.38%
Certificates of deposit	454,041	1,081	0.95%	425,620	1,031	0.98%	382,935	975	1.02%
Other borrowings	51,911	129	1.00%	69,315	151	0.88%	45,011	71	0.63%
Junior subordinated debentures	17,527	154	3.52%	17,527	107	2.48%	17,527	138	3.16%
Total interest bearing liabilities	713,527	1,508	0.85%	709,394	1,443	0.82%	638,332	1,357	0.85%
Net interest income		$7,626			$7,844			7,371
Net interest income/spread			2.85%			3.04%			2.97%
Net interest margin			3.09%			3.26%			3.23%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Six Months Ended
	June 30, 2014			June 30, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$126,255	$155	0.25%	$136,619	$170	0.25%
Securities available for sale and stock(2)	72,827	821	2.27%	87,150	757	1.75%
Loans(3)	783,559	17,445	4.49%	716,723	16,551	4.66%
Total interest-earning assets	982,641	18,421	3.78%	940,492	17,478	3.75%
Interest-bearing liabilities:
Interest-bearing checking accounts	$34,682	$49	0.28%	$32,980	$43	0.26%
Money market and savings accounts	158,789	250	0.32%	164,218	349	0.43%
Certificates of deposit	439,855	2,111	0.97%	405,188	2,181	1.09%
Other borrowings	60,565	282	0.94%	47,713	103	0.44%
Junior subordinated debentures	17,527	259	2.98%	17,604	269	3.08%
Total interest bearing liabilities	711,418	2,951	0.84%	667,703	2,945	0.89%
Net interest income		$15,470			$14,533
Net interest income/spread			2.94%			2.86%
Net interest margin			3.17%			3.12%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.